Exhibit 99.2

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
Company	Ticker	Event Type	Date

TRANSCRIPT OF CONFERENCE CALL

Operator

Good afternoon and welcome to the Power Integrations third-quarter 2003 earnings results conference call. Today’s call is being recorded. At this time I would like to turn the conference over to the Chief Financial Officer, Mr. John Cobb. Mr. Cobb, please go ahead, sir.

John Cobb, Chief Financial Officer

Good afternoon. Thank you for joining us to discuss Power Integrations’ third-quarter financial results. I’m John Cobb, Chief Financial Officer of Power Integrations, and with me today is Balu Balakrishnan, President and Chief Executive Officer.

Before we begin with an overview of the quarter, I would like to remind you that our discussion today will include forward-looking statements reflecting management’s current forecasts of certain aspects of the company’s future business. Forward-looking statements are denoted by such phrases and words as will, believe, should, expect, outlook, anticipate, and similar expressions that look toward future events or performance. Forward-looking statements are based on current information that we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. We may also make forward-looking statements in response to your questions. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially, are discussed in our most recent reports on Forms 10-K and 10-Q filed with the SEC. I will now turn the call over to Balu, who will take you through an overview of the business. Balu?

Balu Balakrishnan, President and Chief Executive Officer

Thank you, John, and good afternoon, everyone. We are very pleased to report record revenues of $34.5 million, which is 15% higher than our previous record set before the downturn. This is a significant milestone for Power Integrations and is in contrast to most other semiconductor companies, which are still well below their peak revenue levels. While our revenues grew 23% year-over-year, net income more than doubled to $4.8 million or $0.15 per share. This was primarily driven by manufacturing cost reductions and our operating leverage. As we explained previously, we have taken proactive pricing actions in certain cases over the last few quarters to increase our market penetration in order to maximize our top and bottom line growth. This strategy clearly helped us in the third quarter in achieving sequential revenue—growth of 16%. As a result, despite a reduction in gross margin, our operating margin improved to 18.7%, and we believe we are on track to achieve 20% operating margin in the fourth quarter. Our diversification and market penetration strategies have been instrumental in our market share growth and in growing those revenues to these record levels. Third quarter revenues were strong across all three of our major markets—communications, computer, and consumer. Our chief revenue growth drivers continued to be TOPSwitch-GX and TinySwitch-II. In addition, we started shipping production quantities of LinkSwitch and DPA-Switch, our latest products introduced last summer. We received two additional US patents in the quarter, bringing the total to 72 US and 58 foreign patents.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
Company	Ticker	Event Type	Date

With that introduction, I will now discuss the performance in each of our market segments during the third quarter. Revenues from our communications segment were up substantially from the second quarter as end-demand in the cell phone market strengthened. Shipments to our top-tier cell phone customers were up significantly, while shipments to other customers, primarily Chinese manufacturers—were relatively flat.

Revenues from our computer and consumer segments each increased significantly from the preceding quarter. In the computer segment, substantial growth in revenues was driven primarily by our market share growth in PC standby and LCD monitors. Year-over-year revenue from LCD monitors grew 68%, and our revenue from PC standby grew 51%. We believe our dramatic growth in PC standby was mainly driven by the decision of many manufacturers to meet the 1-watt energy efficiency requirement. We expect continued strength in the computer segment, primarily driven by further market penetration into LCD monitors and PC standby.

Revenues from the consumer segment were also up over the previous quarter, driven by growth in set-top boxes, DVD players, and home appliances. Year-over-year, we doubled our revenue in DVD players, tripled our revenue in set-top boxes, and increased our home appliance revenue by 48%. Our growth in DVD players and home appliances was mainly driven by the growing need for manufacturers to meet new global energy efficiency guidelines. For this reason, both TinySwitch-II and TOPSwitch-GX are being designed into latest generation of DVD players and home appliances. We expect our market penetration in the consumer segment to continue.

Revenues from the industrial segment were relatively flat sequentially. Year-over-year, the industrial segment grew 36%. We are particularly pleased with our growth in this segment because of the diversity of customers and applications.

Our revenue mix by market for 2003 is expected to be: communications 37%, consumer 27%, computer 23%, industrial 8%, and other 5%.

Now let me turn to the status of our products. TOPSwitch-GX and TinySwitch-II continued their design wins in all of our markets. Both product families, introduced more than 2.5 years ago, were once again the main revenue growth drivers in the third quarter. TOPSwitch-GX, which addresses applications between 10 and 250 watts, had design wins in a wide range of applications, including set-top boxes, LCD monitors, LCD projectors, printers, audio amplifiers, DVD players, and a number of industrial products. We remain very pleased with the number and diversity of design wins we have achieved with TOPSwitch-GX. TinySwitch-II, which addresses applications between 2 and 20 watts, also achieved design wins in all four of our major market segments. Design wins included cell phone chargers, PC standby, DVD players, home appliances, and industrial applications. We anticipate the level of design wins for TinySwitch-II and TOPSwitch-GX to remain strong over the next several quarters, contributing significantly to revenue growth in 2004 and beyond.

Turning to our most recently introduced products, DPA-Switch and LinkSwitch: DPA-Switch, our first DC-to-DC product family designed for distributed power applications in the 0 to 100-watt range, was introduced in June of 2002. In the third quarter, DPA-Switch had several low-volume design wins in the communications segment, and one in the industrial segment. Between these new design wins and those secured in the previous two quarters, DPA-Switch has been designed into products in each of our target DC-to-DC application areas, namely telecom, networking, digital phones including Voice Over IP, servers, and industrial.

We started production shipments of DPA-Switch at the beginning of the third quarter and expect increased production shipments based on new design wins over the next several quarters. We continue to see a lot of design activity with DPA-Switch. Because the DC-to-DC market is highly fragmented and is a relatively new market for us, we expect DPA-Switch revenues to grow gradually over the next several years.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
Company	Ticker	Event Type	Date

LinkSwitch, which was introduced in September of 2002, is intended to help manufacturers replace bulky, inefficient linear transformers also known as energy vampires, used in the 0 to 3 watt range. In the third quarter, LinkSwitch had design wins across all four of our major markets. LinkSwitch design activity remains strong primarily in cell phones, home appliances and industrial applications. We expect continued growth from LinkSwitch in the fourth quarter and significant growth in revenues over the next several years.

Based on the latest available information, our forecast for revenue mix by product family in 2003 is changed slightly from the last quarter. TOPSwitch-I and II is projected to be at 18%, TOPSwitch-FX and GX at 27%, TinySwitch-I and II at 53%, and LinkSwitch and DPA-Switch at 2%.

I would now like to review the status of our long-term initiatives to reduce manufacturing cost and provide additional capacity over the next two years. We started testing a portion of our products offshore in the second quarter. We are on track to transfer an increasing percentage of our products offshore over the next two years. We’re also on track on qualification efforts with our third foundry, ZMD.

We stated in the last conference call that we expected to purchase our San Jose facility by September 30th, which would provide us with significant savings in both manufacturing costs and operating expenses on an ongoing basis. The closing of the transaction has been pushed out by one month due to a delay in the resolution of typical real estate issues. However, the financial impact of this delay is minimal, and John will explain the details.

In addition to the strategic cost-saving initiatives just mentioned, we’re also continuing our efforts to reduce manufacturing costs through yield improvements and the reductions of test time, silicon cost, and packaging costs. We’re also working on technology and design innovations to reduce the silicon area of our chips. These efforts should provide us with continuous manufacturing cost reductions for the foreseeable future, giving us pricing flexibility to continue our profitable growth. This is especially important, as we have yet to see firming of discrete pricing.

Now on to our near-term outlook. In the third quarter, our turns business was 73% of our revenue. We are expecting a similar level of turns business in the fourth quarter. It appears that the high level of turns business is here to stay which limits visibility, making quarterly forecasting more difficult. However, our business model allows us to be successful in this high turns environment. We have relatively few products, and our products have long life cycles. This allows us to cost-effectively maintain sufficient inventory to meet customers’ turns demand.

Based on the available information, we estimate that revenues in the fourth quarter will be flat to up 4% sequentially. In addition, our ongoing cost reduction efforts are expected to improve our operating margin to 20% in the fourth quarter.

To summarize, I feel as good as ever about our financial strength, market leadership, and future prospects of this company. We continue to make significant gains in market share, and we are successfully diversifying our product offerings and market opportunities. Our cost reduction programs will allow us to further improve operating leverage and support our long-term goal of maximizing our top and bottom-line growth. We are confident that the continued execution of both our diversification and market penetration strategies will help us achieve our market share and financials goals for this year, and we are well positioned for continued growth and success in 2004 and beyond.

I will now turn the call over to John to review the financials. John?

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
Company	Ticker	Event Type	Date

John Cobb, Chief Financial Officer

Thank you, Balu. As you have heard, we had an outstanding third quarter. Our revenue grew 23% over the prior year, while our net income more than doubled, and we continued to strengthen the balance sheet. Our focus on revenue growth and cost reduction is clearly working. Now on to the details.

Net revenues in the third quarter were $34.5 million, an increase of 23% from $28.2 million reported in the same period last year, and an increase of 16% from $29.8 million reported in the second quarter. In the third quarter, our gross margin was 47.2% of net revenues. This compares with 42% in the third quarter of 2002 and 50.8% last quarter. The sequential decline in gross margin was due to the proactive pricing actions we previously discussed. In the fourth quarter, we expect our gross margin to improve to a range of 48 to 49% as a result of our ongoing cost reduction efforts. In addition, as I will explain later, we will receive a one-time credit from the buildings purchase that will add an additional 1 percentage point to the gross margin.

Income from operations in the third quarter was $6.5 million or 18.7% of net revenues, compared with $2.9 million or 10.4% in the same period last year and $5.2 million or 17.5% last quarter. We believe we’re on track to achieve our stated goal of a 20% operating margin in the fourth quarter. Net income for the third quarter was $4.8 million or 13.8% of net revenues, compared with $2.3 million or 8.2% in the same period last year and $4.2 million or 13.9% last quarter. Earnings per share for the third quarter were $0.15 on approximately 32.2 million shares outstanding. This compares with $0.08 per share on approximately 29.1 million shares outstanding in the third quarter of 2002 and $0.13 per share last quarter.

Looking at operating expenses, R&D spending in the third quarter was $4.3 million or 12.4% of net revenues, compared with $3.6 million or 12.6% in the same period last year and $4.2 million or 14% last quarter. Sales and marketing expenditures, which include applications engineering, were $3.8 million in the third quarter or 11.1% of net revenues, compared with $3.8 million or 13.3% in the same period last year and $3.9 million or 13.2% in the prior quarter.

G&A spending in the third quarter was $1.7 million or 4.9% of net revenues. This compares with $1.6 million or 5.7% in the same period last year and $1.8 million or 6.1% in the prior quarter. Overall, our operating expenses were slightly down from the prior quarter.

As we have discussed in previous quarters, we’re adding sales and application engineering resources to support our revenue growth objectives. In addition, we’re investing in strategic activities to support our long-term capacity requirements and cost objectives, such as qualifying an additional foundry and increasing our offshore test capability. In the third quarter, we were able to offset this incremental spending through constraints on discretionary spending. In the fourth quarter, we expect the incremental spending will be offset by the benefits from purchasing our building. As a result, our fourth quarter operating expenses should be flat with the third quarter.

Moving to the balance sheet, cash at the end of the third quarter was $130.1 million, an increase of $13.2 million from last quarter. The total purchase price of the buildings is $30 million. We paid $3 million in the second quarter, and the remaining $27 million will be paid in the fourth quarter.

Net accounts receivable were $11.9 million at the end of the third quarter, an increase from the $11.1 million in the second quarter. Day sales outstanding on net receivables at the end of the quarter were 31 days compared to 34 days the preceding quarter. Net inventory at the end of the third quarter was $19.8 million, a decrease from the $20 million last quarter. Inventory turns in the third quarter were 3.7, compared with 2.9 last quarter. In the fourth quarter, we expect our inventory turns to remain within our target range of 3 to 4.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
Company	Ticker	Event Type	Date

Now let me spend a moment explaining the financial impact of purchasing our building and the impact of the delay in closing. The purchase of the buildings will provide a one-time financial benefit in the fourth quarter and also ongoing financial benefits. First, we will receive a one-time benefit of $813,000 from the reversal of deferred rent. In accordance with generally accepted accounting principles, we’ve been accruing the difference between the rent paid and the straight line rent over the term of the lease. We had originally expected to receive a one-time benefit in the third and fourth quarters. Since the purchase of the buildings has been delayed, we will receive all of the benefit in the fourth quarter. As of the end of the third quarter, we had accrued $813,000 in deferred rent.

This amount will now be reversed in the fourth quarter. As a result, our operating expenses in the fourth quarter will be reduced by $440,000. The remaining $373,000 will benefit our gross margin in the fourth quarter. The second financial benefit is that owning the buildings will lower our ongoing facilities cost approximately $600,000 per quarter. This ongoing cost reduction begins in the fourth quarter and will benefit both operating expenses and production costs.

Our financial outlook, which includes the benefit from the buildings purchase for the fourth quarter and for 2003, is as follows. We expect revenues in the fourth quarter to be flat to up 4% sequentially. Gross margin is expected to be in the range of 49% to 50%. Operating expenses are expected to be relatively flat sequentially. Earnings per share in the fourth quarter are expected to be in the range of $0.16 to $0.18.

We expect 2003 revenues to increase 18 to 20% over 2002. Gross margin for the year is expected to be in the range of 49 to 50%. Earnings per share are expected to be in the range of 57 to 59 cents.

That concludes our prepared remarks. Before we ask for questions, we would like to let you know that we plan to present at the following conferences—AeA Classic Conference in San Diego on November 3rd and 4th, Morgan Stanley Small Cap Executive Conference in Scottsdale on November 17th, Lehman Brothers Semiconductor and Computer Systems Conference in San Francisco on November 20th, First Albany Growth Conference in New York on December 10th, Raymond James Technology Conference in New York on December 11th, and Needham & Company’s Sixth Annual Growth Conference in New York in the first week of January.

Operator, can you please open the lines for questions?

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
Company	Ticker	Event Type	Date

QUESTION AND ANSWER SECTION

Operator: Certainly. Today’s question and answer session will be conducted electronically. If you’d like to signal to ask a question today, please press the star key followed by the digit one on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again to signal, please press star one on your touchtone telephone. Now we’ll pause just a moment to give everyone a chance to signal. And once again star one for questions. We’ll take our first question from Jim Liang from Pacific Growth. Please go ahead.

<Q – Jim Liang>: Thank you. A couple of questions. First of all, as far as the December quarter revenues being flat to up 4%, can you just talk about your expectations of the sequential change of the—couple of the end-market segments you serve?

<A – Balu Balakrishnan>: Historically, the fourth quarter has been relatively flat with Q3. So we expect all of our markets to be relatively flat. We don’t have any more information than that. And, based on the forecast, based on bookings to date, we believe it will be in the 0 to 4% range.

<Q – Jim Liang>: Great. Can you talk about 10% customers? Please.

<A – John Cobb>: Yes, we had three customers in the quarter that were 10% customers. The first two were distributors—Memec, which was at 22 percent, Synnex at 22.5%, and Samsung at 11.3%. And that only includes Samsung’s direct shipments.

<Q – Jim Liang>: Excellent. And over the next 12 months, which kind of end markets do you see as the—kind of on a relative basis, the most significant growth drivers for you?

<A – Balu Balakrishnan>: Well, in terms of end-markets, we don’t know any more than you do. But in terms of the growth areas, certainly LCD monitors, DVDs, set-top boxes, home appliances, PC standby, those are the major growth areas.

<Q – Jim Liang>: Right. Can you give us an update on the opportunities in cordless phone market?

<A – Balu Balakrishnan>: Yes, the cordless phone market is predominantly linear today. They use the transformer-type chargers. There was an ENERGYSTAR requirement to reduce the standby consumption starting January of 2004. Unfortunately, that has been postponed for a period of time due to pressure from manufacturers who wanted more time to comply with those regulations. So many of the designs related to cordless phones have been delayed at this point.

<Q – Jim Liang>: So when do you expect that to come into schedule?

<A – Balu Balakrishnan>: The ENERGYSTAR is going to have a meeting with the manufacturers to decide the new date, and they don’t have a date at this time. All they know is that the commitments that the manufacturers made for January is no longer true.

<Q – Jim Liang>: Great. Thank you very much. Great quarter.

<A – Balu Balakrishnan>: Thank you.

<A – John Cobb>: Thank you.

Operator: And we take our next question from Brian Wu from Bear Stearns. Please, go ahead

<Q – Don Angspatt>: Hi, this is Don Angspatt calling in for Brian Wu.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
Company	Ticker	Event Type	Date

<A – Balu Balakrishnan>: Hi

<Q – Don Angspatt>: You mentioned that you’re not seeing firming of prices in discrete components. I was wondering if you could just comment on what you are seeing in terms of lead times, or any change in utilization, or even any visibility into the next quarter, or Q4 or Q1?

<A – Balu Balakrishnan>: Yes, we have heard the same reports you’ve heard about discrete prices firming. But we haven’t seen any signs of it in our area—meaning in high-voltage MOSFETs or controllers or even the passive components. The trend in the discrete components has been down. It has been down throughout the year. It has been going down at single-digit annual rates versus the double digits we had in the last two years, in 2001 and 2002. But we haven’t seen any change in the trends so far.

<Q – Don Angspatt>: Okay. Are you seeing—any comments on lead times or even visibility into Q1?

<A – Balu Balakrishnan>: Nothing our customers have told us so far. They seem to be able to obtain those parts. There’s only one component we’ve seen that the lead times and prices firm up on, which is a Shockey diode on the secondary side. But that’s not something we replace; that’s there in all power supplies.

<Q – Don Angspatt>: Okay. I had another question, one of your competitors has been very vocal about some new business and design wins with one of the large cell phone manufacturers. I was wondering if you had any comments on that?

<A – Balu Balakrishnan>: Sure. First of all, this is not a surprise to us. They have been working with that subcontractor. They have had a very close relationship with them because this group in our competitor’s company is actually, used to be part of Samsung, if you remember. So we were aware that we may lose this design for various reasons, because of the relationship and so on. And so that has been already factored into our projections. So this didn’t come as a surprise to us. And it’s not the first time we’ve lost designs to our competition. We lose them once in a while. And in many cases, we’ve gotten them back. So we don’t think it’s a very significant impact. In fact, if you look at our Samsung share, we have been growing. We grew from 7.4% to 11.3% in Q3 for shipments to Samsung.

<Q – Don Angspatt>: Okay. That is a percentage of your business that’s from Samsung? Or that’s percentage of ...

<A – Balu Balakrishnan>: That’s our percentage of business to Samsung.

<Q – Don Angspatt>: Okay. I just had one last question about , I guess you talked a little bit about LinkSwitch, and I was wondering when, I guess, two questions. In terms of revenues for 2004, do you have any insight into how that product will ramp? And then, can you talk about I guess any percentage of business in the quarter alone?

<A – Balu Balakrishnan>: For 2004, we’ll give you a forecast in January. But just to give you some color on the LinkSwitch design activity, we have significant design activity in cell phones, home appliances and industrial applications. And I think some of you noted that I dropped the cordless phone from that list, because cordless phone was one of our target markets. It’s only a short-term issue, in the sense that we were hoping that some of these manufacturers would switch from the transformers to LinkSwitch before the end of the year. But they are asking for more time because I think they have pretty strong pressures, cost pressures, and they don’t want to go through the cost of redesigning the products, at least not this year. But that doesn’t really change anything for LinkSwitch long-term—certainly for 2004 and beyond. All that means is that some of the earlier designs will be in other areas, like cell phones and appliances and industrial. And we’re having actually quite a bit of activity in all three of those areas. So, nothing really changes, other than the fact that the cordless phones designs are not happening this year.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
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<Q – Don Angspatt>: Okay, all right. Thanks very much, congratulations on the great quarter.

<A – Balu Balakrishnan>: Thanks.

<A – John Cobb>: Thanks.

Operator: We will take the next question from Tore Svanberg, from US Bancorp Piper Jaffray Inc. Please go ahead.

<Q – Jeremy Kwan>: Good afternoon this is actually Jeremy Kwan calling for Tore.

<A – Balu Balakrishnan>: Hi Jeremy.

<A>: Hi Jeremy

<Q – Jeremy Kwan>: Hi, how are you?

<A – John Cobb>: Pretty good.

<Q – Jeremy Kwan>: Can you talk a little bit about what is driving the strength in your revenue growth so far? Is it more seasonal, or is it being driven by new design wins and new applications?

<A – Balu Balakrishnan>: Well, it’s hard to tell the difference, but we think there are three separate factors. One is of course that we are growing our business in all of these areas. We certainly can monitor our market share growth, and we are definitely growing. Second of course is seasonality. Q3 and Q4 are strong quarters for us. But on top of those two, we definitely see that the end markets are coming back—not very strongly. They seem to be coming back slowly. And exactly how much the end market is improving is hard to separate at this point. It will be easier to do once we have four or five quarters of information.

<Q – Jeremy Kwan>: Okay. And you mentioned that the Chinese handset manufacturers were kind of flattish this quarter. Any sense of where that could go in Q4?

<A – Balu Balakrishnan>: To the extent we can tell, it’s going to stay relatively flat from the forecast we have.

<Q – Jeremy Kwan>: Okay. And last question, it looks like you guys are making some pretty good progress on both DPA-Switch and LinkSwitch. Are there any new products that we can start to focus on now?

<A – Balu Balakrishnan>: Yes. There are a number of new products—and again, the company policy, we have stopped pre-announcing those products. As soon as they are ready for introduction, you will hear from us.

<Q – Jeremy Kwan>: Okay. Thank you very much and congratulations on a great quarter.

<A – Balu Balakrishnan>: Okay. Thanks.

Operator: We’ll take our next question from Gus Richard from First Albany Corporation. Please go ahead.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
Company	Ticker	Event Type	Date

<Q – Auguste Richard>: Good afternoon, guys.

<A – Balu Balakrishnan>: Hi.

<Q – Auguste Richard>: Just real quick, I missed it—what is the impact of the purchase of the building on GM and OpEx for the fourth quarter?

<A – John Cobb>: In the fourth quarter, we’ll get a one-time benefit, which will be $373,000 to gross margin, which equates to about 1 percentage point. And then also a one time benefit of $440,000, which would be in our operating expenses. So we said our operating expenses would be flat from Q3 to Q4 with that credit, so they would have otherwise have gone up. And then, beginning in fourth quarter, basically beginning November 1, on a quarterly basis we’ll get savings of about $600,000. Obviously, we won’t get all the benefits in the fourth quarter, since we’re only going to have the building for two months. But on an ongoing basis, it would save us about $600,000.

<Q – Auguste Richard>: Right, okay. And that’s evenly split between gross margin and OpEx?

<A – John Cobb>: Slightly more to operating expenses, but pretty close to equal.

<Q – Auguste Richard>: And then sort of moving on, can you talk a little bit about linearity in the quarter? I noticed your DSOs came down a little bit—declined sequentially, and I was wondering how the linearity looked in the quarter?

<A – John Cobb>: The third quarter is typically more back-end loaded and when I say back-end loaded, it’s not like a software company, but more demand in September. That was the way this last quarter was, but I have to say from a historical perspective, it was less back-end loaded than what we have seen in prior years. So July, August, and September were all fairly strong relative to our revenue growth.

<Q – Auguste Richard>: So it was relative to historics, it was more linear throughout the quarter and less back-end loaded.

<A – John Cobb>: Less back-end loaded, but still September was the biggest month.

<Q – Auguste Richard>: Got it. And then, sort of based on your guidance for product mix for the year, can I assume that TOPSwitch was essentially flattish sequentially, Tiny was up maybe 18% sequentially, and GX and FX 16% sequentially? Am I in the ballpark here?

<A – John Cobb>: Another one of your ballpark questions, yes that is in the ballpark.

<Q – Auguste Richard>: In the ballpark, was Tiny the fastest-growing product?

<A – John Cobb>: Actually, GX was—in fact, most of this year, GX has been our fastest-growing product. Last year, Tiny-II was our fastest-growing, but this year it’s been more GX that’s grown faster especially on a percentage basis.

<Q – Auguste Richard>: And then—just so I can tie the knot, what was the average selling price in the quarter?

<A – Balu Balakrishnan>: $0.50.

<Q – Auguste Richard>: Okay. No change sequentially?

<A – Balu Balakrishnan>: No.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
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<Q – Auguste Richard>: Great. Thanks a lot. That is it from me.

<A – Balu Balakrishnan>: Okay. Thanks Gus.

Operator: We’ll take our next question from Todd Cooper from Stephens Inc.

<Q – Todd Cooper>: Balu, gross margin being down was somewhat of a surprise to me. Was 100% of that drop caused by your aggressive pricing activities?

<A – Balu Balakrishnan>: Absolutely. We made, as I said earlier, some proactive pricing decisions, and we were actually more successful than we thought in increasing our business in those specific customers. That hit our market more than we anticipated. And of course, on the other side, our revenue was also more than we anticipated.

<Q – Todd Cooper>: And will we see the result of that in the next quarter, or would it play out for a twelve-month period, or is it short-term oriented?

<A – Balu Balakrishnan>: Well, the pricing is essentially permanent, because we don’t, we haven’t in the past increased our prices. However, we do have many cost reduction efforts in place, and they will help us improve the gross margin next quarter, as we have said. And we have known that. We know that the cost reductions are coming. And so we took the opportunity to take advantage of our seasonally strong Q3 and Q4 to maximize the bottom-line and the top-line.

<A – John Cobb>: And Todd, it’s important to note that while obviously, gross margin is important, we’re focused more on our operating margin, which we increased from 17.5% to 18.7%. So we are growing the revenue, controlling our operating expenses, and that way we can move up our operating margin.

<Q – Todd Cooper>: Okay, very good. And other than the Fairchild and Samsung issue, has there been any other change on the competitive landscape?

<A – Balu Balakrishnan>: No, just that we continue to see price erosion in discrete, and also our competitors are being more aggressive in their pricing.

<Q – Todd Cooper>: Okay, thank you very much.

<A – John Cobb>: Thanks, Todd.

<A – Balu Balakrishnan>: Thank you.

Operator: We’ll take the next question Clark Fuhs from Fulcrum Global Partners. Please go ahead.

<Q – Clark Fuhs>: Yeah, thanks. Your gross margin guidance was 48% to 49%, but that gross margin guidance for the third quarter had the one-time benefit of 339 or so baked into it. So, relative to your guidance, you actually hit the low-end of the guidance. Am I calculating all those numbers right?

<A – John Cobb>: No, you’re not. There was no credit in Q3, there was no impact from the building in our prior guidance.

<A – Balu Balakrishnan>: And that’s because the building was supposed to close at the end of the third quarter.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
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<A – John Cobb>: Yeah. We were previously expecting to have a gross margin impact in Q4. And as it turns out, we’re still going to have the gross margin credit in Q4, because previously it was at the end of the quarter, and now it’s at the start of the quarter. So our previous guidance of 48% to 49% had no building credit in it. So the 47.2 versus the 48 to 49 that’s an apples-to-apples comparison.

<Q – Clark Fuhs>: Okay, great. And then if you characterize your rate of design wins, did you have more this quarter than last overall, and has that number been steadily growing?

<A – Balu Balakrishnan>: Well, we had more designs in the first and second quarter, which is not—which is quite normal, because if you look at our seasonality, most of the production occurs in Q3 and Q4. And for those production—the production of products, they make design decisions in Q4 and Q1.

<Q – Clark Fuhs>: Okay, but I mean from a year-on-year perspective—that year-on-year comparison you would say is trending upward?

<A – Balu Balakrishnan>: We are very comfortable with the design activity and design wins we’re getting in all of our core products.

<Q – Clark Fuhs>: Okay. Thanks a lot.

<A – Balu Balakrishnan>: Thank you.

Operator: And just a reminder for listening audience that if you like to signal for question, please press the star key followed by the digit one on your touchtone telephone. We’ll now go to Lee Zeltser from Needham & Company. Please go ahead.

<Q – Lee Zeltser>: Hi guys, a couple of questions. You mentioned most of the growth year-over-year in the revenue line was driven mostly by market share gains. Can you give us a sense qualitatively how much was driven by market share gains versus end-market growth? And kind of what we would expect going forward, what type of market share growth rate we could expect, say, in the coming few quarters?

<A – John Cobb>: As we have said all year—and in fact, we stated at the beginning of the year that we expected our revenue to grow 15% based on our market share penetration, and then anything above that would be growth in the end-market. And that is still our view. So we would say—of our current guidance, still 15% of that is coming from penetration. And on an ongoing basis, we would expect that that rate would continue—at least continue.

<Q – Lee Zeltser>: So 15% should be a good baseline for market share growth.

<A – Balu Balakrishnan>: Right.

<Q – Lee Zeltser>: Right, okay. If you can help me, I think you mentioned pricing was flat sequentially? So just to get an understanding—because the volume seem to go up or at least the overall shipment level seemed to go up—why was gross margin down again? Was it a mix shift, or -?

<A – Balu Balakrishnan>: No. We made—we talked about this about three quarters ago, and we talked about it the last three quarters, I should say. We knew that we had significant cost reductions coming through. We also noticed that in specific situations with customers, we could get significantly higher revenue if we could make some proactive pricing proposals to them, which we did, and we were very successful in doing that. And the whole idea was to maximize the top line and the bottom line. So we are sacrificing a few percentage points of gross margin so that we to get maximum EPS and EPS growth.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
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<A – John Cobb>: I think—to answer your question a little more—so our overall ASP was $0.50, which is consistent with actually the last several quarters. So, yes, while we did make price reductions—because GX has actually been ramping faster than some of our other products and it has a higher ASP that offsets it so that we keep the average around $0.50 for the entire business.

<Q – Lee Zeltser>: Okay, so it’s really a mix shift that kept the ASP flat, even though you made some pricing concessions—just trying to reconcile that.

<A – John Cobb>: That’s right, that’s correct.

<Q – Lee Zeltser>: Okay, and just lastly, the R&D seemed to go down quarter-over-quarter—I’m not sure if you’re had addressed it previously on the call, but maybe you could talk about that a little bit more.

<A – John Cobb>: The R&D?

<Q – Lee Zeltser>: I think—unless -

<A – John Cobb>: R&D was up slightly.

<Q – Lee Zeltser>: Oh, I’m sorry; I’m looking at the sales and marketing, rather.

<A – John Cobb>: Sales and marketing was down mainly because of discretionary spending. Travel and advertising were down from Q2 to Q3. We did add people in sales and field engineering, but because we reduced our spending in those other areas, it was a net reduction in sales and marketing.

<Q – Lee Zeltser>: Okay thanks very much guys,

<A – John Cobb>: Thanks.

Operator: We will take our next question from Shawn Slayton from Ferris Baker and Watts, please go ahead.

<Q – Shawn Slayton>: Hi Balu, hi John, nice quarter.

<A – John Cobb>: Hi Shawn.

<A – Balu Balakrishnan>: Hi Shawn, thanks.

<Q – Shawn Slayton. Balu, a follow-up to Todd’s question—talk a little bit about your expected competitive trends and the integrated solution market in general. In the September quarter, one of your competitors—they introduced a family of online power supply switching regulators. They’re selling them for $0.50. They seem to be targeting similar operating voltages and end-market applications. Can you talk—do you expect competition in the integrated solution space to increase going forward? I realize their product can’t infringe on your patent, etc., so they have to use more terminals—and maybe it’s an inferior solution, but can you just talk about the integrated market?

<A – Balu Balakrishnan>: The players in the integrated market have not changed for the last seven or eight years. We always talk about the five large companies. But at any given time, one or two of them are more active than the other. For example, right now ST and Fairchild are the most active in the marketplace. We don’t see Philips at all. We don’t see Infineon. We see ON Semiconductor in the discrete area. They have a controller that they sell into the discrete marketplace. But we don’t see them very active in the integrated market space.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
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<Q – Shawn Slayton>: What’s preventing people from, if there are attractive application and end-markets and total cost-of-ownership reductions and technology benefits, what is keeping people from entering that space, or being more aggressive in that integrated space?

<A – Balu Balakrishnan>: It is really the level of integration, we can do a much higher level of integration because of the intellectual property that we have. And the only thing they can do is a much lower level of integration and offer much lower prices. But the technology is not as cost effective. Their die sizes are significantly bigger, you know 2 to 2.5 times bigger than our die sizes and they usually price them significantly lower than our product. But if you look at the system cost, we come out ahead. That’s the reason we have been successful in spite of these big semiconductor companies offering the so-called similar products.

<Q – Shawn Slayton>: Okay, very good, thanks very much, I appreciate it.

<A – Balu Balakrishnan>: Okay thanks.

Operator: We will take our last question today from Steven Smigie from Raymond James, please go head.

<Q – Steven Smigie>: Great, thank you. Great quarter.

<A – John Cobb>: Thanks.

<A – Balu Balakrishnan>: Thanks

<Q – Steven Smigie>: I was wondering if you guys would be interested in taking a stab at all at ‘04 revenue growth and gross margins?

<A – John Cobb>: At this point, we haven’t done our plan for 2004, so we’re not really prepared. We have talked—you know, longer term, we expect our revenue to grow 25% to 30%, and the margins to be kind of ballparkish where we expect them to be for Q4. But in January, when we do our earnings announcement, we’ll give specific guidance for 2004.

<Q – Steven Smigie>: Okay, thanks. With regards to inventory, I believe you had started to build inventory in anticipation of a strong third quarter, and had even done it a little bit early in case things happened in the second quarter. And it didn’t seem to pull back here too much after the strong quarter. I was just wondering what your strategy is with regards to inventory?

<A – Balu Balakrishnan>: It did pull back in terms of turns. We went to 3.7 turns. So we have to—the inventory is always relative to the business level, now that our business level is significantly higher, we need the inventory. We want to be in the 3 to 4 turns range. If you go above 4, we will have difficulty meeting the turns demand.

<Q – Steven Smigie>: Fair enough. You had talked a little bit about linearity. I was wondering if you could continue that on, and talk about what you see so far in October?

<A – Balu Balakrishnan>: October is slightly weaker than September. September is stronger—was stronger, at least to the extent we can tell now. There’s obviously a week and a half to go, and we have very high turns business, so it may surprise us. I would say they are slightly lower. The linearity, I would say, the peaking in September and October is definitely more subdued this year than last year, so the third quarter was more linear than back-end loaded as it usually is. And the fourth quarter, from the forecast, appears it is going to be more linear than the previous years, even though we still think October will be the stronger month. But it is not as significant in terms of the difference between October, November, and December, is much less according to the forecast compared to the previous years.

Power Integrations Inc.	POWI	Q3 2003 Earnings Call	Oct. 22, 2003
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<Q – Steven Smigie>: Okay. Is this step off your—overall your products in general? Or is that specific to any area?

<A – Balu Balakrishnan>: We haven’t specifically looked at any particular product. I think, it’s pretty much broad, it’s pretty broad.

<Q – Steven Smigie>: Okay. And last question, with regards to patents, you mentioned you had two new ones this quarter, and at least 10 last quarter. Could you discuss a little bit about what those are in regards to?

<A – Balu Balakrishnan>: What those two patents are related to?

<Q – Steven Smigie>: Yes.

<A – Balu Balakrishnan>: I don’t have the information with me actually. We normally don’t discuss that, but it is available on our website. If you go to our website, and look at the top two patents, those are the one’s that were issued in the third quarter.

<Q – Steven Smigie>: Okay thank you very much.

<A – Balu Balakrishnan>: Thank you

<A – John Cobb>: Thank you

Operator: Hi just to give a chance to everyone to ask a question today again press star one to ask a question. Gentlemen it appears we have no further questions, therefore I would like to turn the call back over to you for any additional or closing remarks.

Balu Balakrishnan

Thank you for joining us today. And we look forward to seeing some of you at the upcoming conferences. Thank you.

Operator: And ladies and gentlemen this does conclude our conference today, we do thank you for your participation. You may disconnect at this time.